Exhibit 3

Execution Copy

DEED OF SHARE CHARGE (this "Deed") is made on October 26, 2011

BY:

Champion Shine Trading Limited, a business company incorporated and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Champion Shine”); and

Champion Education Holdings Limited, a business company incorporated and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Champion Education”)

(Each of Champion Shine and Champion Education is referred to as a “Chargor” and collectively as the “Chargors”.)

IN FAVOR OF:

Bertelsmann Asia Investments AG, a company incorporated and existing under the laws of Switzerland (the "Secured Party").

RECITALS:

(A)

The Secured Party and the Chargors have entered into a Securities Purchase Agreement, dated as of the date hereof (the "Securities Purchase Agreement"), pursuant to which 16,268,523 ordinary shares, par value $0.0001 per share (the "Securities") of China Distance Education Holdings Limited, a company organized under the law of the Cayman Islands (the "Company") will be sold by the Secured Party to either or both of the Chargors.

(B)	Under the Securities Purchase Agreement, the Chargors will issue one or more promissory notes (the “Notes”) to the Secured Party as payment for the Securities.

(C)

Zhu Zhengdong (朱正东), holder of PRC Identity Card No. 320102196806142439 of Room 707, No. 7 Building, Taiyueyuan, Haidian District, Beijing, PRC and Yin Baohong, holder of PRC Identity Card No. 320102196710242849 of Room 707, No. 7 Building, Taiyueyuan, Haidian District, Beijing, PRC beneficially own 57,530,894 ordinary shares of the Company (the “Shares”), of which (i) 10,789,100 Shares are held by Champion Shine, and (ii) 46,396,800 Shares are held by Champion Education.

(D)

To secure the obligations of the Chargors under the Notes and the Securities Purchase Agreement, the Chargors have agreed to create a security interest over the Charged Shares and all Proceeds until all of the Secured Obligations (as each such term is defined below) have been satisfied, waived or terminated.

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated into and made a part of the terms hereof, it is agreed as follows:

SECTION 1
DEFINITIONS

1.1     All capitalized terms not otherwise defined in this Deed shall have the meanings attributed to such terms in the Securities Purchase Agreement. In this Deed, unless the context otherwise requires, the following words and expressions have the following meanings:

“Basic Documents” means the Securities Purchase Agreement and the Restated Articles.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong and Switzerland.

“Charged Shares” means such number of the Shares of the Company held by the Chargors as set forth in and adjusted in accordance with Section 2.2 which are now or thereafter will become subject to the Charge.

“Charge” means the pledge, charge and mortgage of the Security granted by each Chargor in favor of the Secured Party pursuant to Section 2.

“Governmental Authority” means any domestic or foreign governmental or regulatory authority, agency, department, commission or instrumentality or any political subdivision thereof, or any court, tribunal and any self-regulatory organization.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

“Party” or “Parties” means any signatory or the signatories to this Deed and any Person who subsequently becomes a party to this Deed.

“Person” means any individual, corporation, partnership, proprietorship, association, limited liability company, trust, estate or other entity.

“Proceeds” means all proceeds, whether in the form of cash or other property, deriving from legal or beneficial ownership of the Charged Shares, including all dividends (excluding cash dividends) or other distributions (whether in shares or other property) and all sale proceeds.

“Restated Articles” means the Memorandum and Articles of Association of the Company as currently in effect and may be from time to time amended and restated.

“Secured Obligations” means all present and future obligations or liabilities of, or events caused by or associated with, the Chargors, the failure to perform, late performance, non-performance, non-observance, default or occurrence of which constitutes a default or breach of the obligations, agreements, representations and warranties under the Securities Purchase Agreement or the Notes.

“Security” means the Charged Shares and the Proceeds, and all right, title and interest thereto or therein.

1.2     The following terms are defined in this Deed as follows:

“Champion Education”	Preamble
“Champion Shine”	Preamble
“Claimed Notice”	Section 2.5(a)
“Claimed Shares”	Section 2.5(a)
“Charge Date”	Section 2.2
“Chargor”	Preamble
“Company”	Recitals
“Deed”	Preamble
“Notes”	Recitals
“Process Agent”	Section 9.13
“Secured Party”	Preamble
“Securities”	Recitals
“Securities Purchase Agreement”	Recitals
“Shares”	Recitals

1.3                 (a)     Unless the context otherwise requires, all words (whether gender specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(b)     Headings are included for convenience only and shall not affect the construction of any provision of this Deed.

(c)     "Include," "including," "are inclusive of" and similar expressions are not expressions of limitation and shall be construed as if followed by the words "without limitation."

(d)     References to "law" shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and "lawful" shall be construed accordingly.

(e)     References to this Deed include the Schedule, which forms an integral part hereof. A reference to any Section or Schedule is, unless otherwise specified, to such Section of, or Schedule to, this Deed. The words "hereof," "hereunder" and "hereto," and words of like import, refer to this Deed as a whole and not to any particular Section hereof or Schedule hereto. A reference to any document (including this Deed) is to that document as amended, consolidated, supplemented, renovated or replaced from time to time.

(f)     If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

(g)     References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(h)     This Deed is drawn up in the English language. If this Deed is translated into any language other than English, the English language text shall prevail.

SECTION 2
CHARGE

2.1     In consideration of, and as a condition precedent for, the Secured Party entering into the Securities Purchase Agreement, and subject to the terms and conditions of this Deed, each of the Chargors hereby pledges, charges and mortgages the Security to the Secured Party as first fixed charge and priority security for the Secured Obligations in favor of the Secured Party, and covenants with and undertakes to the Secured Party to pay and discharge on demand the Secured Obligations when due in accordance with these terms. Each of the Chargors hereby further covenants with the Secured Party that it will perform its obligations under the Notes (if applicable).

2.2     The number of the Charged Shares shall initially be 16,268,523 Shares on November 29, 2011, and shall be increased to 32,537,046 Shares as of November 29, 2012 and further increased to 48,805,569 Shares as of November 29, 2013 (each of the date of the initial charge and such dates of the subsequent increase is a “Charge Date”). On or prior to each Charge Date, each Chargor shall specify the number of Shares held by it to become Charged Shares by endorsing and updating the Schedule of Charged Shares attached hereto as Schedule A and made a part hereof and providing to the Secured Party a copy of an updated Schedule of Charged Shares. If at any time on or prior to an applicable Charge Date the number of Shares purchased under the Securities Purchase Agreement exceeds the corresponding number of the Shares to be charged on such Charge Date, then such number of the Shares equal to three times the number of the Shares so purchased shall become Charged Shares. On or prior to each Charge Date, each Chargor shall have delivered to the Secured Party the certificates representing or evidencing such Shares becoming the Charged Shares together with duly completed, executed and undated instruments of transfer with respect to such Shares in the manner set forth in Section 2.3. Any additional shares of the Company received by any Chargor as a distribution from the Company in respect of the Charged Shares in the form of stock dividends, share splits or similar events shall be Charged Shares hereunder. In such event, the applicable Chargor shall immediately deliver the certificates representing or evidencing such Shares to the Secured Party together with duly completed, executed and undated instruments of transfer with respect to such Shares in the manner set forth in Section 2.3. For the avoidance of doubt, any cash dividends in respect of the Charged Shares distributed from the Company to any Chargor shall not become the subject of the Security.

2.3     Each of the Chargors represents and warrants that it is the sole legal and beneficial owner of the relevant Security. In conformity with standard practice and in order to give to the Secured Party full effect to the Charge, on or prior to each Charge Date, the Chargors shall have delivered to a law firm designated by the Chargors and reasonably acceptable to the Secured Party each of the following:

(a)     subject to Section 2.2, all certificates representing the Charged Shares, accompanied by duly completed, executed and undated instruments of transfer with respect to one-third of the Charged Shares and a letter of direction from a director of the Company directing the transfer of the relevant Charged Shares from the applicable Chargor to the Secured Party; and

(b)     evidence that the particulars of this Deed have been entered into the register of mortgages and charges of the applicable Chargor(s) in the form required under the laws of the British Virgin Islands, and (ii) evidence of filing of the register of mortgages and charges of the applicable Chargor(s) with the office of the Registrar of Corporate Affairs in the British Virgin Islands.

2.4     The Chargors shall promptly do whatever the Secured Party reasonably requires:

(a)     to perfect or protect the Charge or the priority of the Charge; and

(b)     to facilitate the realization of the Security or the exercise of any rights vested in the Secured Party upon the Charge becoming enforceable, including executing any necessary transfer, conveyance, charge, mortgage, assignment or assurance of the Security (whether to the Secured Party or its nominees or otherwise, as directed by the Secured Party), making any necessary registration and giving any necessary notice, order or direction, in each case, that is reasonably requested by the Secured Party for the reasons described above. The Chargors shall file and register this Deed with all relevant Governmental Authorities and take all other actions necessary to perfect and protect the Charge in no case later than ten (10) Business Days after the date of this Deed.

2.5                 (a) In the event of a breach of any of the Secured Obligations, the Secured Party shall have the right to enforce the Charge against that number of Charged Shares that the Secured Party reasonably believes is necessary to satisfy the amount of any claim and shall deliver to the Chargors a written notice signed by its authorized representative (the "Claim Notice'') specifying the breach of any of the Secured Obligations including the amount claimed for such breach and the number of Charged Shares against which the Charge has been enforced to satisfy such claim (the "Claimed Shares").

(b)     If the breach has not been cured within 30 days after the Claim Notice is delivered to the Chargors, the Secured Party shall have the right to dispose of or transfer the Claimed Shares to any Person at fair value.

(c)     In the event the value of the Claimed Shares is insufficient to satisfy the amount of such claim, the Secured Party shall have the right to enforce against any additional Charged Shares required to satisfy such claim.

2.6                 (a)     At any time after the Charge becomes enforceable upon the end of such 30-day period in accordance with Section 2.5, the Secured Party shall have the right either in its own name or in the name of the applicable Chargors or any nominee of the applicable Chargors and in such manner and upon such terms and conditions as the Secured Party thinks fit:

(i) to exercise the voting rights attached to all Claimed Shares;

(ii) to dispose of or realize the Security to any Person for such consideration as it may determine is reasonable in the circumstances (whether comprising cash or other property, obligations or other consideration of any nature) ;

(iii) to transfer ownership of all Claimed Shares to the Secured Party;

(iv) to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands relating to all Claimed Shares;

(v) to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to all Claimed Shares; and

(vi) to redeem any security (whether or not having priority over the Charge) over all Claimed Shares.

Each of the rights specified in the subparagraphs of this Section 2.6(a) shall be distinct and shall not be in any way limited by reference to any other subparagraph or by the order in which they appear, except that the exercise of any such right or the result thereof may by nature be incompatible with or preclusive to the exercise of any other rights or the results thereof. At any time the Charge becomes enforceable, the applicable Chargors shall immediately upon the request of the Secured Party, procure the registration of the transfer of all Claimed Shares to the Secured Party or its nominee according to the request of the Secured Party.

(b) In the exercise of its powers under Section 2.6(a), the Secured Party shall be the agent of the applicable Chargors for all purposes and, subject to the law of any applicable jurisdiction, the applicable Chargors alone shall be responsible for those contracts, engagements, acts, omissions, defaults, losses and liabilities incurred provided, however, that the Secured Party shall have taken due care in the exercise of such right and no breach of this Deed gross negligence or willful misconduct shall have taken place on the part of the Secured Party in the exercise of such powers or by any party to which the Secured Party delegates such powers.

2.7     Until the Charge becomes enforceable in accordance with Section 2.5 and to the extent permitted by the Basic Documents, the applicable Chargors shall be entitled to exercise or direct the exercise of the voting rights attached to any of the Charged Shares in such manner as it see fits, except in any manner that is inconsistent with or that prejudices or is likely to prejudice the interests of the Secured Party under this Deed, and to receive all dividends, distributions and other payments made in respect of the Charged Shares.

2.8     After the Charge has become enforceable in accordance with Section 2.5, the Secured Party shall be entitled to exercise or direct the exercise of the voting rights attached to any of the Charged Shares in such manner as it sees fit, and to receive, for application against the Secured Obligations, all dividends, distributions and other payments made in respect of the Charged Shares. The applicable Chargors shall after such time comply or procure the compliance with any directions of the Secured Party in respect of the exercise of those voting rights.

2.9     Except as otherwise provided in this Section 2, the applicable Chargors, with the approval of the Secured Party, before the Charge becomes enforceable, and the Secured Party, after the Charge becomes enforceable, shall be entitled to and shall exercise or direct the exercise of all other rights from time to time attaching to or connected with any of the Security, provided that the applicable Chargors shall not exercise or direct the exercise of such rights in any manner that is inconsistent with or would otherwise prejudice or affect the interests of the Secured Party under this Deed.

SECTION 3
FURTHER UNDERTAKINGS, REPRESENTATIONS AND WARRANTIES

3.1     Each of the Chargors hereby jointly and severally represents and warrants to the Secured Party as follows:

(a)     Each of the Chargors has the full legal right, power and authority required to enter into this Deed and to perform fully its obligations hereunder. This Deed has been duly authorized, executed and delivered by each of the Chargors and constitutes the valid and binding obligation of each of the Chargors enforceable in accordance with its terms.

(b)     The execution and performance of this Deed by each of the Chargors do not and will not violate the provisions of (i) any applicable laws or regulations, (ii) any relevant governmental approval or authorization, (iii) any agreement or other instrument binding on it, or (iv) any of its charter or other constituent documents.

(c)     No litigation, administrative, governmental or arbitral proceeding affecting any of the Chargors that may adversely affect its financial condition of any of the Chargors is presently pending nor is there any other litigation, administrative, governmental or arbitral proceeding presently threatened against any of the Chargors or its assets.

(d)     At all times during the subsistence of the security hereby constituted, the relevant Security is or will be legally or beneficially owned by it free from any Lien (other than the Lien created under this Deed or under other Basic Documents).

(e)     Except in accordance with the provisions of this Deed giving rise to the Secured Obligations, none of the Chargors has sold or granted any rights of preemption over or agreed to sell or grant any right of pre-emption over or otherwise disposed of or agreed to dispose of, the benefit or all or any of its rights, titles and interest in and to the Security or any part thereof.

(f)     None of the Chargors has taken any corporate or other action, nor have any other steps been taken or legal proceedings been started or threatened against it for winding-up, administration, dissolution or reorganization or for the appointment of a receiver, administrative receiver, trustee or similar officer of its or any or all of its assets or revenues.

3.2     Except with the prior consent in writing of the Secured Party, no Chargor shall (a) create, effect or permit to subsist any Lien on, over or with respect to the Security except for the Charge or (b) dispose of, attempt to dispose of or otherwise deal in any way with any of the Security except in such manner as may be permitted under this Deed. For purpose of this Section 3.2, Security shall include the maximum number of Shares now or in the future to become the Charged Shares.

3.3     The Chargors hereby undertake to, and agree with the Secured Party that, in the event the Secured Party acquires legal and beneficial ownership of the Security to which it becomes entitled in accordance with this Deed, none of the Chargors shall have any claim of any kind against the Secured Party whatsoever in respect of the exercise by it of its security rights in compliance with the terms of this Deed.

3.4     Each Party shall keep strictly confidential (i) any information obtained by it in connection with the negotiation and conclusion of this Deed with respect to this Deed from the other Party (and its affiliates) or the Company, and (ii) any transactions contemplated hereby (including without limitation the existence of this Deed and any other agreement executed among any of the Parties concurrently with this Deed), except to the extent that the relevant information is already in public domain or disclosure of the relevant information is required by applicable laws, regulations or stock exchange rules or agreed by the other Party. In the event that the disclosure of any information is required by applicable laws, regulations or stock exchange rules, each Party shall, and the Company may require such Party to, provide the other Party and the Company with necessary assistance in such disclosure. The Parties agree and acknowledge that the Company is an intended third-party beneficiary of this Section 3.4 and shall have the right, power and authority to enforce the provisions hereof as if it was a Party hereto. This Section 3.4 shall survive after the expiration or termination of this Deed.

SECTION 4
POWER OF ATTORNEY

4.1     For the sake of the Secured Party’s exercise of its powers under Section 2.6(a), each of the Chargors hereby irrevocably appoints the Secured Party and any duly authorized officer or agent of the Secured Party as its attorney, on its behalf and in its name or otherwise, at such time and such manner as the attorney may think fit to do any thing that such Chargor is obliged to do under this Deed but fails to do.

4.2     Each of the Chargors hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do or purport to do in the exercise or purported exercise of the power of attorney in Section 4.1.

SECTION 5
EXPENSES, STAMP DUTY AND INTEREST

5.1     Except as otherwise provided herein, each Party shall bear its own costs and expenses in contemplation of, or otherwise in connection with, the execution and performance of this Deed. Any stamp duty or applicable taxes payable under this Deed shall be borne by each Party who incurs them pursuant to applicable laws and regulations, or if there are no such explicit provisions under applicable laws and regulations, be equally shared between the Secured Party on the one hand and the Chargors on the other hand.

5.2     Each Party shall indemnify the other against any liability with respect to or resulting from any delay in paying or omission to pay any such tax.

SECTION 6
DISCHARGE OF SECURITY

6.1     Subject to this Section 6, the Charge shall remain in full force and effect by way of continuing security and shall not be affected in any way by any interim settlement of account (whether or not any Secured Obligations remain outstanding thereafter) or other matter or thing whatsoever. The Charge shall be fully released upon all of the Secured Obligations having been satisfied, waived or terminated. For avoidance of doubt, the Security shall be released from the Charge on a pro rata basis within five business days after the payment of any part of the principal of any Note, and shall be fully released from the Charge within five business days after the full payment of the outstanding balance of all Notes.

6.2     Without prejudice to the generality of Section 6.1, except as otherwise provided in this Deed, neither the Charge, nor the amounts thereby secured, shall be affected in any way by:

(a)     any other security, guarantee or indemnity now or hereafter held by the Secured Party or any other Person in respect of the Secured Obligations or any other liabilities;

(b)     the release of any security, guarantee or indemnity (including, except to the extent of the relevant release, the Charge);

(c)     any amendment to any security, guarantee or indemnity (including, except to the extent of the relevant amendment, the Charge);

(d)     the enforcement or absence of enforcement of any security, guarantee or indemnity (including the Charge);

(e)     any time, indulgence, waiver or consent given to any Chargor or any other Person whether by the Secured Party, any Chargor or any other Person;

(f)     the making or absence of any demand for payment of any liabilities made on any Chargor, or any other Person whether by the Secured Party or any other Person;

(g)     the winding-up or the commencement of the winding-up of any of the Chargors or any other Person;

(h)     the illegality, invalidity or unenforceability of, or any defect in, any provision of any documents relating to any security, guarantees or indemnities (including the Charge) or any of the rights or obligations of any of the parties under or in connection with any such document or any security, guarantee or indemnity (including the Charge), whether on the grounds of ultra vires, not being in the interests of the relevant Person or not having been duly authorized, executed or delivered by any Person or for any other reason whatsoever; or

(i)     any agreement, security, guarantee, indemnity, payment or other transaction which is capable of being avoided under or affected by any law relating to bankruptcy, insolvency or winding-up or any release, settlement or discharge given or made by the Secured Party on the faith of any such agreement, security, guarantees, indemnities, payment or other transaction, and any such releases, settlement or discharge shall be deemed to be limited accordingly.

6.3                 (a)     Upon the due payment or satisfaction in full of the Secured Obligations or the waiver or termination of all or part of the Secured Obligations, the Secured Party will at the request of the Chargors take such action as the Chargors may request to release the Security from the Charge in full or in part (as applicable) and to return the documents referred to in Section 2.3 of this Deed to the Chargors to the extent not used to enforce the Charge. In the event that some of the Security has been enforced pursuant to Section 2.5 due to a breach of Secured Obligations, upon such release, the Secured Party shall return to the applicable Chargor(s) all the remaining Security and/or the remaining portion of cash or securities received by it from the disposal of the Security in connection with such enforcement after the Secured Party has been fully compensated for the relevant losses due to such breach of Secured Obligations.

(b)     No assurance, security, guarantee or payment that may be avoided under any law relating to bankruptcy, insolvency, winding up and no release, settlement, discharge or arrangement given or made by the Secured Party on the faith of any such assurance, security, guarantee or payment, shall prejudice or affect the rights of the Secured Party to enforce the Charge to the full extent of the Secured Obligations or any other rights which the Secured Party may have in respect of the Secured Obligations or any part thereof. The Chargors agree that in such circumstances the Charge shall be deemed to have remained in full force and effect notwithstanding any such assurance, security, guarantee, payment, release, settlement, discharge or arrangement. Without prejudice to the foregoing, the Secured Party shall be entitled to retain the Charge and shall not be obliged to release the Security from the Charge until the expiry of a period of one month plus such statutory period within which any assurance, security, guarantee or payment can be avoided or invalidated after the Secured Obligations shall have been discharged in full, and after any other obligation which might give rise to Secured Obligations has terminated. If at any time within such period:

(i)     a petition shall be presented to a competent court for an order for the winding up of an applicable Chargor or of any Party which has given the relevant assurance, security, guarantee or payment; or

(ii)     an applicable Chargor or any other Party shall pass a resolution for or with a view to its winding up,

the Secured Party may continue to retain the Charge and not to release the Security from the Charge for and during such further period as the Secured Party in its absolute discretion shall determine.

SECTION 7
RIGHTS, AMENDMENTS, WAIVERS AND CONSENTS

7.1     The rights conferred by this Deed shall be in addition to and not in substitution for the rights conferred on mortgagees or receivers by law, which shall apply to the Charge except in so far (if at all) as they are expressly excluded.

7.2     Except as otherwise provided in this Deed, all rights of the Secured Party hereunder may be exercised at any time and from time to time at its absolute discretion. No failure on the part of the Secured Party to exercise, and no delay on its part in exercising, any right under this Deed will operate as a waiver thereof, nor will any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right.

7.3     So long as the Charge continues in force and to the extent of the Secured Obligations then existing:

(a)     Any rights any Chargor, by reason of the performance of any of its obligations under this Deed, the enforcement of any of the Security or any action taken pursuant to any rights conferred by or in connection with the Charge, to be indemnified by any Person, to prove in respect of any liability in the winding up of any person or to take the benefit of or enforce any security, guarantees or indemnities, shall be exercised and enforced only in such manner and on such terms, as the Secured Party may reasonably require; and

(b)     Any amount received or recovered by any Chargor (i) as a result of any exercise of any such rights or (ii) in the winding up of any Person shall be held in trust for and immediately paid to the Secured Party.

SECTION 8
NOTICES

8.1     Except as may be otherwise provided herein, all notices, requests, waivers and other communications made by a Party pursuant to this Deed shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other Party, upon delivery; (ii) when sent by facsimile, upon receipt of confirmation of error-free transmission; (iii) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Section 8.2 or such other address or facsimile number as may be notified by any Party to the other Party from time to time; or (iv) three (3) Business Days after deposit with an internationally recognized overnight delivery service, postage prepaid, addressed to the Parties as set forth with next business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.1 by giving, the other Party written notice of the new address in the manner set forth.

8.2     The initial address and facsimile for each Party for the purposes of this Deed are:

If to the Chargors:

Room 1806, Xueyuan International Tower, No. 1 Zhichun Road, Haidian district, Beijing China
Main Line: (8610) 8231 9999 Fax: (8610) 8233 7887

with a copy to:

Beijing TianYuan Law Firm
10/F, China Pacific Insurance Plaza, 28 Fengsheng Hutong, Xicheng District, Beijing, China 100032
Fax No.: (8610) 5776 3777
Attention: Tony Chen

If to the Secured Party:

Dr. Martin Dannhoff
Legal Department
Bertelsmann AG
Carl-Bertelsmann-Straße 270 | 33311 Gütersloh
Germany
Fax No.: +49 (0) 52 41-80-9324

with a copy to:

Unit 2804-2805, SK Tower, 6A Jianguomenwai Avenue, Chaoyang District, Beijing 100022, China
Main Line: (8610) 6563 0026 Fax: (8610) 6563 0376
Attention: Teresa Yu

Sheppard Mullin Richter & Hampton LLP
15/F Yintai Office Tower, Beijing Yintai Centre
Two Jianwai Ave., Chaoyang District
Beijing, China 100022
Fax No.: (8610) 6563 7999
Attention: Jenny Liu

SECTION 9
MISCELLANEOUS

9.1     This Deed may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

9.2     No waiver of any provision of this Deed shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

9.3     This Deed and the Notes constitute the whole agreement between the Parties relating to the subject matter hereof and supersede any prior agreements or understandings relating to such subject matter.

9.4     Each and every obligation under this Deed shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming invalid, illegal or unenforceable in whole or in part. To the extent that any provision or provisions of this Deed are unenforceable the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.5     Termination of this Deed for any cause shall not release any Chargor from any liability that at the time of termination had already accrued to it or which thereafter may accrue in respect of any act or omission prior to such termination.

9.6     The Chargors shall cooperate with the Secured Party and shall at any time and from time to time, upon the request of the Secured Party, take such further action and execute, acknowledge, and deliver all such instruments as may be necessary to carry out the provisions, purposes, and intent of this Deed.

9.7     This Deed shall be binding upon and inure to the benefit of the Chargors, the Secured Party and their respective successors and assigns, except that neither the Chargors nor Secured Party shall have the right to assign its rights or delegate its duties hereunder without the prior written consent of the other.

9.8     This Deed may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

9.9     The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Party has an adequate remedy at law.

9.10     For the avoidance of doubt, the occurrence of an event of default under the Notes shall be deemed a breach of the Secured Obligations and the Charge shall be enforceable upon demand by the Secured Party with no requirement for any cure period.

9.11     THIS DEED SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF HONG KONG (EXCEPT AS TO MATTERS OF CAYMAN ISLANDS AND BRITISH VIRGIN ISLANDS CORPORATE LAWS) WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS TO LAW OF ANY JURISDICTION.

9.12     Dispute Resolution.

(a)     Negotiation between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Deed. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days, Section 9.12(b) shall apply.

(b)     Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Deed in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the "UNCITRAL Rules") then in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules. The arbitration shall be conducted in English language. The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

9.13     Each of the Chargors hereby irrevocably designates and appoints Chan Wing Hong at Block G, 7/F, Tai Hong Building, 8 Hong Cheung Street, Shau Kei Wan, Hong Kong (the "Process Agent"), as its authorized agent upon whom process may be served in any such suit or proceeding, it being understood that the designation and appointment of the Process Agent as such authorized agent shall become effective immediately without any further action on the part of the Chargors. Each of the Chargors hereby represents that it has notified the Process Agent of such designation and appointment and that the Process Agent has accepted the same. Each of the Chargors hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each of the Chargors further agrees that service of process upon the Process Agent and written notice of said service to such Chargor mailed by prepaid registered first class mail or delivered to the Process Agent at its principal office, shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law. Each of the Chargors further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of the Process Agent in full force and effect so long as any Chargor has any outstanding obligations under this Deed.

[signature page follows]

[Signature Page to Deed of Share Charge]

IN WITNESS WHEREOF, this Deed has been executed on the day and year first above written.

SECURED PARTY:

BERTELSMANN ASIA INVESTMENTS AG

By: _______________________
       Name:
       Title:

[Signature Page to Deed of Share Charge]

Schedule A

Schedule of Charged Shares

Charge Date	Champion Shine	Champion Education	Total Charged Shares
November 29, 2011			16,268,523
November 29, 2012			32,537,046
November 29, 2013			48,805,569